Exhibit 16

Montgomery Coscia Greilich LLP
Certified Public Accountants
2500 Dallas Parkway, Suite 300
Plano, Texas 75093
972.748.0300 p
972.748.0700 f

Thomas A. Montgomery, CPA Matthew R. Coscia, CPA Paul E. Greilich, CPA Jeanette A. Musacchio James M. Lyngholm Christopher C. Johnson, CPA J. Brian Simpson, CPA	Rene E. Balli, CPA Erica D. Rogers, CPA Dustin W. Shaffer, CPA Gary W. Boyd, CPA Michal L. Gayler, CPA Gregory S. Norkiewicz, CPA Karen R. Soefje, CPA

May 2, 2012

Securities and Exchange Commission
Office of the Chief Accountant
Regarding: Halo Companies, Inc., Commission file number 000-15862

We have reviewed the Halo Companies, Inc. Form 8-K dated May 1, 2012 regarding Item 4.01 Changes in Registrant’s Certifying Accountant.  We agree with the presentation and content of this disclosure.

MONTGOMERY COSCIA GREILICH, LLP
By:

Paul E. Greilich, Partner